Exhibit (21)

SUBSIDIARIES OF THE REGISTRANT

Subsidiaries of the Company:
Place of
Names of Subsidiary(1)    Incorporation
Flagg Bros. of Puerto Rico, Inc.    Delaware
Genesco Brands, LLC    Delaware
GVI, Inc.    Delaware
Hat World Corporation    Delaware
GCO Canada Inc.    Canada
Hat World, Inc.    Minnesota
Hat World Services Co., Inc.    Delaware
Lids Properties, LLC    Delaware
Nashville Sporting Goods, LLC    Tennessee
SIOPA Sports of America, LLC (50% owned)    Delaware
Genesco (UK) Limited    United Kingdom
Lids Retail Limited    United Kingdom
Schuh Group Limited    United Kingdom
Schuh (Holdings) Limited    United Kingdom
Schuh Limited    United Kingdom
Schuh (ROI) Limited    Republic of Ireland
Genesco Schuh GmbH    Germany
Genesco GP, LLC    United Kingdom
Genesco Scot LP    United Kingdom
Genesco (Jersey) Limited     Jersey
(1)    Except as otherwise indicated, 100% of the equity of each listed subsidiary is owned either by the registrant or by a wholly-owned subsidiary of the registrant.